NEWS RELEASE

For Immediate Release

ADVANCED ID ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

Calgary, Alberta - August 18, 2005 - Advanced ID Corporation (OTCBB: AIDO), a complete solutions provider in the radio frequency identification (RFID) and traceability market for the animal industry, announced that Todd Noble has resigned from his position as Vice President, Finance and Chief Financial Officer effective October 31, 2005.

“Todd’s contributions have been significant during his time at Advanced ID and he will continue to be involved with the company in an advisory role,” said Barry Bennett, President and CEO of Advanced ID Corporation.

David Goldenberg, Director for Advanced ID Corporation, will take over Noble's responsibilities on an acting basis, while the company conducts a search for a replacement.
Goldenberg brings over twenty five years of legal experience to the company. During that time, he represented both private and public companies, sat on numerous Boards of Directors, was involved in various areas of securities law, and has taught and published in Alberta on many aspects of corporate law. Goldenberg has extensive experience and knowledge of the company.

About Advanced ID Corporation

Advanced ID Corporation is a complete solutions provider in the radio frequency identification (RFID) and traceability market for the animal industry. RFID provides a means to positively identify and track animals or objects. Advanced ID markets low frequency RFID microchips, scanners, and its pet recovery database to the companion animal and biological sciences markets. Advanced ID also markets its ultra high frequency DataTRAC™ tags, readers, and software solutions to minimize or eliminate the impact of biosecurity and food safety issues related to the livestock industry. For more information, please visit the company's website at www.advancedidcorp.com.

Contact:	Terry Fields, Director Advanced ID Corporation (800) 424-9627 or ir@advancedidcorp.com

Safe Harbor Statement: Statements in this press release other than statements of historical fact, including statements regarding the company’s plans, beliefs and estimates as to projections are “forward-looking statements”. Such statements are subject to certain risks and uncertainties, including factors listed from time to time in the company’s SEC filings, and actual results could differ materially from expected results. These forward-looking statements represent the company’s judgment as of the date of this release. Advanced ID Corporation does not undertake to update, revise or correct any forward-looking statements.

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